EXHIBIT 99.1

SPAR Group Names New Chief Executive Officer
New CEO Brings Decades of Senior Management, Marketing, Sales Experience

TARRYTOWN, N.Y., May 31, 2007 (PRIME NEWSWIRE) — SPAR Group, Inc. (Nasdaq:SGRP) today announced that Gary S. Raymond has been named its chief executive officer and president, bringing to the company several decades of senior management, marketing and sales experience. Raymond also was named to the company’s board of directors in an expansion of the board to eight members.

Raymond, 48, joins SPAR Group effective July 9, 2007, after serving in senior management capacities at Procter & Gamble, The Gillette Company, Duracell, The White Rain Company and Revlon. He succeeds co-founder Robert G. Brown, 62, who will remain chairman of the board. Brown will continue to focus on the company’s international and strategic initiatives, including the development of third-party relationships throughout the world, along with related new business opportunities and special projects.

“We are thrilled to welcome Gary aboard, given his deep breadth of management experience, industry expertise and ability to hit the ground running to further develop and execute SPAR’s growth initiatives,” Brown said. “SPAR is building a solid business foundation, and we are confident that Gary, who is a well respected leader throughout various retail trade classes, has the skills to better position the company in the markets we serve, both domestically and internationally.”

Previously, Raymond was general manager of Gillette’s Duracell North America operations, overseeing sales, marketing and forecasting for all Duracell brands. He provided the leadership for a new business strategy to increase Duracell’s profitability, grow market share and bolster the brand leadership role in the category. Raymond was an active member of Gillette’s North America senior leadership and Duracell’s global business teams. “There is a tremendous opportunity for SPAR Group to enhance its domestic and international footprint,” Raymond said. “I look forward to building upon the company’s strong field execution and impressive advances in technology. My objective is to harness SPAR’s strengths and capitalize on the development of new strategic business opportunities, while preparing the company for sustainable growth in the United States and abroad.”

About SPAR Group

SPAR Group, Inc., a diversified international marketing services company, provides a broad array of services to help manufacturers and retailers improve their sales, operating efficiency and profits at retail worldwide. Services include in-store merchandising and event staffing, RFID and other technology and research, covering all product classifications and all classes of trade, including mass market, drug store, electronic store, convenience store and grocery chains. The company operates throughout the United States and internationally in Japan, Canada, Turkey, South Africa, India, Romania, China, Lithuania, Australia, Latvia and New Zealand. For more information, visit SPAR Group’s Web site, www.sparinc.com.

Certain statements in this news release are forward-looking, including, but not limited to, better positioning the company for sustainable growth. The company’s actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of SPAR Group’s selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of these and other factors that could affect future results, performance or trends are discussed in SPAR Group’s annual report on Form 10-K as amended, quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time.

CONTACT:	SPAR Group, Inc. Charles Cimitile, Chief Financial Officer (914) 332-4100 PondelWilkinson Inc. Roger S. Pondel (310) 279-5980